Exhibit 99.1

Contact:	Randall J. Larson, President/CEO/CFO 303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES APPOINTMENT OF A NEW DIRECTOR OF ITS GENERAL PARTNER

Wednesday, October 4, 2006	Immediate Release

Denver, Colorado— TransMontaigne Partners L.P. (the “Company”) (NYSE:TLP) today announced the appointment of Javed Ahmed, Executive Director of Morgan Stanley Capital Group Inc. (Morgan Stanley) to the Board of Directors of the general partner.  The appointment of Mr. Ahmed to the Board of the general partner reflects Morgan Stanley’s recent acquisition of TransMontaigne Inc., who owns and controls the general partner of TransMontaigne Partners L.P.   Mr. Ahmed will be an affiliated director and will replace Randall J. Larson who also was an affiliated director.  Mr. Larson recently assumed the additional responsibility of President of the general partner and will continue to serve as its Chief Financial Officer.  The Board of Directors of the Company’s general partner is currently composed of three affiliated directors and four independent directors.  The four independent directors of the general partner remain unchanged.

Mr. Larson stated, “I am pleased that Mr. Ahmed has joined the Board, which provides Morgan Stanley the opportunity to have a representative voice in the affairs of the Company.  I look forward to working with Mr. Ahmed and the other members of the Board as we continue to review and implement our business plan to grow and expand the Company’s revenue and asset base.”

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. (the “Company”) is a refined petroleum products terminaling and pipeline company based in Denver, Colorado with operations currently in Florida, Southwest Missouri and Northwest Arkansas.  We provide integrated terminaling, storage, pipeline and related services for companies engaged in the distribution and marketing of refined petroleum products and crude oil, including TransMontaigne Inc.  The Company handles light refined products such as gasolines, distillates (including heating oil) and jet fuels; heavy refined products such as residual fuel oils and asphalt; and crude oil.  Corporate news and additional information about TransMontaigne Partners L.P. is available on the Company’s web site: www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

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1670 Broadway • Suite 3100 • Denver, CO 80202 • 303-626-8200 (phone) • 303-626-8228 (fax)
Mailing Address:  • P. O. Box 5660 • Denver, CO 80217-5660
www.transmontaignepartners.com